Exhibit 10.3

SEVENTH AMENDMENT TO LEASE AGREEMENT
This SEVENTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) dated as of March 15, 2019 is by and between THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation (“Landlord”), and AESYNT INCORPORATED, a Pennsylvania corporation (“Tenant”).
WITNESSETH
WHEREAS, pursuant to a certain Lease Agreement dated November 30, 1998, as amended by the First Amendment to Lease Agreement dated as of March 31, 1999, by the Second Amendment to Lease Agreement dated as of August 23, 2004, by the Third Amendment to Lease Agreement dated as of December 21, 2007, by the Fourth Amendment to Lease Agreement dated as of January 5, 2011, by the Fifth Amendment to Lease dated as of October 17, 2013 and by the Sixth Amendment to Lease Agreement dated as of May 14, 2014 (collectively, the “Lease”), Landlord leased to Tenant 107,366 rentable square feet of space in the Thorn Hill Distribution Center in Cranberry Township, Pennsylvania as more particularly described in the Lease; and
WHEREAS, Landlord and Tenant desire to enter into this Amendment to set forth their understandings regarding an extension of the term of the Lease.
NOW, THEREFORE, in consideration of the foregoing, the mutual terms, covenants and conditions hereinafter set forth and other good and valuable consideration, receipt of which is hereby acknowledged, Landlord and Tenant, intending to be legally bound hereby, agree as follows:
1.Defined Terms. All capitalized terms set forth in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Lease.

2.	Amendments to Lease. The Lease is hereby amended as follows:
(a)    Section 1.5 is hereby deleted in its entirety and restated as follows:

1.5 Term	Twenty-five (25) years and eight (8) months (termination date: December 31, 2024). One option to renew for an additional five (5) year renewal term.

(b)	Section 1.8 is hereby amended by inserting the following:
Months 249-260 (January 1, 2020-December 31, 2020)    $69,698.43 per month
Months 261-272 (January 1, 2021-December 31, 2021)    $71,129.98 per month
Months 273-284 (January 1, 2022-December 31, 2022)    $72,561.52 per month
Months 285-296 (January 1, 2023-December 31, 2023)    $73,993.07 per month
Months 297-308 (January 1, 2024 - December 31, 2024    $75,424.62 per month

(c)    Section 3(b) is hereby deleted in its entirety and replaced with the following:
Tenant shall have the option to renew this Lease (the “Renewal Option”) for one (1) additional term of five (5) years (the “Renewal Term”) on the same terms and conditions as the Initial Term (except that annual Base Rent shall be as determined in this paragraph 3(b)) by giving Landlord notice thereof on or before December 31, 2023, which notice may be sent by email to Tom Spragg at tomspragg@northwesternmutual.com; Randy McCombs at rmccombs@gsa-cw.com and Pierce Richardson at pierce.richardson@klgates.com (delivery to all three individuals required) not later than 5:00 p.m. PT on or before December 31, 2023, followed promptly by a copy of such notice sent as provided in Section 39(c) (the “Renewal Notice”); provided, however, that the Renewal Option shall not apply if (i) this Lease has been terminated (either at the time Tenant sends the Renewal Notice or on or before the commencement of the Renewal Term); or (ii) an Event of Default has occurred and is continuing, either at the time Tenant sends the Renewal Notice or at the commencement of the Renewal Term. At such time as Tenant sends the Renewal Notice, Tenant shall be bound for such Renewal Term, including, without limitation, the subsequent determination of Base Rent in accordance with this Section 3(b). For purposes of this Lease, the Initial Term and the Renewal Term, if any, shall be referred to herein as the “Term”.

Tenant shall pay Landlord as annual Base Rent for the Premises during each lease year during the Renewal Term, if any, Fair Market Rent (as defined below). Within ten (10) business days after Landlord's receipt of the Renewal Notice, Landlord shall furnish to Tenant Landlord's proposal regarding the Fair Market Rent for each year during the Renewal Term. Within fifteen (15) business days following Tenant's receipt of Landlord's proposal, Tenant shall deliver a written notice to Landlord either (i) accepting such proposal, in which event the Fair Market Rent for each year of the Renewal Term set forth in Landlord's proposal shall be the Fair Market Rent for each year of the Renewal Term, or (ii) rejecting Landlord's proposal. If Tenant fails to deliver any such written notice to Landlord within the foregoing fifteen (15) business day period, Tenant shall be deemed to have accepted Landlord's proposal regarding the Fair Market Rent for each lease year of the Renewal Term. If Tenant rejects Landlord's proposal within the foregoing fifteen (15) business day period, then within ten (10) business days after any such rejection by Tenant, Landlord and Tenant shall each select a real estate broker or consultant each of whom has at least ten (10) years' experience in the leasing of industrial, warehouse or distribution facilities, including at least the most recent five (5) years in the Greater Pittsburgh area (the “Representatives”). If one party shall fail to appoint its Representative within the foregoing time period, then the Representative appointed by the other party shall determine Fair Market Rent for each lease year during the Renewal Term and such determination shall be binding upon the parties. Within twenty (20) business days after appointment of the Representatives by each party, each Representative shall submit to the other Representative his or her respective opinion of Fair Market Rent. If the

Representatives are able to agree upon Fair Market Rent within thirty (30) business days following the exchange of the respective opinions of Fair Market Rent, then such determination shall be binding upon the parties. If the Representatives are unable to agree upon Fair Market Rent within such thirty (30) business day period, then prior to the end of such thirty (30) business day period the Representatives shall jointly appoint a third real estate broker or consultant having the same qualifications set forth above applicable to the Representatives (the “Arbitrator”). If the Representatives are unable to agree upon the appointment of the Arbitrator, then the acting President of the local Western Pennsylvania chapter of the Society of Industrial and Office Realtors (SIOR), or any successor thereto, shall appoint the Arbitrator. Within ten (10) business days of the selection of the Arbitrator, the Arbitrator shall propose his or her independent opinion of the Fair Market Rent, and the Fair Market Rent for each lease year during the Renewal Term shall be the average of (i) the Arbitrator's opinion of Fair Market Rent, and (ii) the proposal submitted by the Representative that is closest to the opinion of the Arbitrator, and such determination of Fair Market Rent shall be binding on the parties. Within ten (10) business days after final determination of Fair Market Rent as set forth in this paragraph, Landlord and Tenant shall execute a certificate setting forth the annual Base Rent (which shall be equal to the Fair Market Rent) for each lease year during the Renewal Term. Each party shall bear all costs and expenses associated with its Representative, and shall share equally the costs and expenses associated with the Arbitrator. Notwithstanding the foregoing, in no event shall the newly established fixed annual Base Rent during any lease year of the Renewal Term be less than $8.43 per rentable square foot. The rental rate for Base Rent determined in accordance with the foregoing will be applicable to the space occupied by Tenant at the time of the Renewal Term.

As used herein, “Fair Market Rent” shall mean the base amount of rent that would typically be payable by a tenant under a net lease (exclusive of all other sums payable by a tenant under a net lease, such as taxes, insurance premiums, common area charges, utilities, repair and restoration costs, and similar charges) and all other monetary payments that Landlord could obtain from a third party desiring to lease the Premises for a term equal to the Renewal Term under market leasing conditions then existing and taking into account the following: the size, location and floor levels of the Premises; the type and quality of tenant improvements; the age and location of the Premises; the quality of construction of the Premises; the rent and all other monetary payments and escalation then obtainable for new leases of space comparable to the Premises in comparable buildings in the Pittsburgh, Pennsylvania metropolitan area; and other factors that would be relevant to such a third party in determining what such party would be willing to pay therefor; provided, however, that Fair Market Rent shall be adjusted to take into account Tenant Concessions (as defined below), if any, then being offered to prospective new tenants of comparable space which Landlord would otherwise have to provide in the absence of Tenant’s exercise of its Renewal Option. As used herein, the term “Tenant Concessions” shall include but not be limited to, so-called free rent, tenant improvement allowances and work, moving allowances and lease takeovers.

(a)	Section 1.16 is hereby restated in its entirety as follows:

1.16 Tenant Improvement Allowance $161,049 ,

(b)	Section 14 is hereby deleted and restated in its entirety as follows:
(a)    Landlord shall contribute $161,049 (the “Tenant Improvement Allowance”) toward the performance and completion of improvements to the Premises, including without limitation, replacement of carpeting, painting and lighting and restroom upgrades (the “Work”). All Work shall be performed and completed in accordance with the terms and conditions set forth in Section 15 of the Lease, including Landlord’s approval rights set forth in Section 15. Following the completion of the Work, Tenant shall present to Landlord for reimbursement by Landlord (i) copies of all invoices and statements paid or charges and costs incurred by Tenant up to the date of the submittal with respect to the Work, and (ii) copies of all receipts and other supporting documentation evidencing the payment thereof. Landlord shall reimburse Tenant for all such amounts within thirty (30) days of Landlord’s receipt of such materials in an aggregate amount not exceeding the Tenant Improvement Allowance. Use of the Tenant Improvement Allowance is limited to the Work, and Landlord shall have no obligation to disburse any amounts of the Tenant Improvement Allowance with respect to which Tenant has not submitted a request for disbursement in accordance with this paragraph on or before December 31, 2021. Tenant shall be responsible for any costs of the Work that exceed the amount of the Tenant Improvement Allowance and no amount of the Tenant Improvement Allowance may be applied to rent or other obligations of Tenant under the Lease.
(b)    Tenant shall hire its own general contractor, contractor, subcontractor, vendors, or construction manager to undertake the construction of the Work who shall have in effect all applicable government licenses and who shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Tenant shall engage only Landlord’s contractors listed on Schedule A to the Seventh Amendment for any work affecting the tie in of fire and life safety systems of the Premises into the Building systems. Landlord shall receive no fees related to the Work or for reimbursement of Landlord’s out-of-pocket third party expenses to review Tenant’s plans. Neither Tenant nor Tenant’s contractors, subcontractors, architects, engineers or designees shall be charged by Landlord for the use of restrooms, loading docks or utilities during the construction of the Work. Tenant shall be responsible for obtaining and maintaining, at its sole cost and expense, all required governmental permits and approvals in connection with the Work. Landlord shall provide reasonable assistance to Tenant in connection with Tenant’s efforts to obtain such permits and approvals. All Work shall be done in a good and workmanlike manner and in compliance with all applicable legal requirements. Tenant’s contractors shall be required to meet the insurance requirements set forth in Schedule B to the Seventh Amendment. Tenant’s obligations set forth in Section 16 of the Lease regarding mechanic’s liens shall be applicable to the Work.

(c)
Landlord agrees that Omnicell, Inc. (“Omnicell”) is an Affiliate for purposes of Section 23(a) of the Lease and that an assignment of the Lease to Omnicell in connection with merger between Tenant and Omnicell during any period in which Omnicell has a direct or indirect “controlling interest” in Tenant (as such term is defined in Section 23(a) of the Lease) shall not require prior notice to Landlord, as long as Tenant provides Landlord subsequent written confirmation of same.

(d)	Section 39(c) of the Lease is hereby amended by deleting the addresses listed under the heading “Tenant” and inserting in lieu thereof of the following:

Omnicell, Inc.
590 E. Middlefield Rd.
Mountain View, CA 94043
Attention: Director of Facilities

with copies to:

Omnicell, Inc.
590 E. Middlefield Rd.
Mountain View, CA 94043
Attention: Legal Department

(e)	Section 46 of the Lease is hereby amended and restated as follows:
46. Continuing Right of First Offer. Provided no Event of Default by Tenant shall be continuing, and subject to the terms hereinafter set forth, Tenant shall have the right of first offer, subordinate to rights previously granted to other tenants of the Project ("Other Tenants"), throughout the Term to expand the Premises to include other space in the Building (“Offer Space”) if such Offer Space becomes Available. “Available” shall mean the Offer Space is vacant or the lease of the current tenant for such space is terminating or expiring and the tenant thereunder is not exercising an existing renewal option or Landlord has determined not to enter into an extension or renewal of the current tenant’s lease or occupancy with respect to any or all of the space leased by such current tenant. For the avoidance of doubt, Tenant acknowledges and agrees that it shall have no rights under this Section 46 in connection with any decision by Landlord to enter into an amendment extending the term of the lease of a current tenant in the Project or to enter into a new lease with a current tenant in the Project with respect to any space occupied by that current tenant. If during the Term, Landlord intends to make a bona fide written proposal to a proposed new tenant then prior to Landlord making (by letter of intent or otherwise) such proposal, Landlord shall first offer the entire space incorporated within the Offer Space to the Other Tenants at a market lease rate per square foot (the "Lease

Rate") and other terms (including without limitation, concessions, build out and commencement date) as determined by Landlord (collectively, the "Lease Proposal") or on terms consistent with the rights of the Other Tenants as set forth in their leases, and if the Other Tenants decline to lease the applicable portion of the Offer Space in accordance with the Lease Proposal or the terms consistent with the rights of the Other Tenant as set forth in their leases, then Landlord shall offer the applicable portion of the Offer Space to Tenant in accordance with the Lease Proposal. If Tenant exercises its right to lease the Offer Space as set forth in this paragraph 46, the Offer Space shall be deemed included in the Premises and shall be subject to all of the terms and conditions of this Lease, except as set forth in the Lease Proposal, and the Base Rate will be increased by the Lease Rate multiplied by the number of square feet of the Offer Space offered to Tenant and the Tenant's Proportionate Share for purposes of determining Tenant's share of Impositions and Operating Expenses shall be adjusted to take into account such additional Premises. The term of the Lease with respect to the Offer Space shall begin on the earlier of the date that Tenant occupies such space for the purpose of conducting business or the commencement date set forth in the Lease Proposal and shall expire at the end of the Term, unless this Lease shall have been renewed as provided elsewhere herein. If Tenant fails to exercise its rights to the Offer Space within fifteen (15) days after Tenant's receipt of a written notice (“Offer Notice”) from Landlord that it intends to lease the Offer Space to a third party (time being of the essence), the rights of Tenant to the Offer Space shall thereupon automatically expire and Landlord shall have the right to enter into a lease with a third party tenant free and clear of any rights by Tenant with respect to the Offer Space. If Landlord does not enter into a lease or other agreement with a third party tenant relating to the Offer Space within 270 days following Tenant’s receipt of the Offer Notice or if the Offer Space again becomes Available if a lease of the Offer Space terminates or expires, then Tenant’s rights set forth in this Section 46 shall again apply to the Offer Space.
(f)    Restoration Obligations. Without limitation of Tenant’s obligations under Section 5(e) of the Lease relating to the condition of the Premises upon Tenant’s delivery of the Premises to Landlord upon the expiration of the Term, Tenant acknowledges and agrees that in connection with such delivery the original dock door and original man door that were removed by Tenant and which are currently being stored by Tenant in the Premises shall be re-installed by Tenant at its cost and expense.
3.    Brokerage Commission: Landlord recognizes Cushman & Wakefield/Grant Street Associates, Inc. and Colliers International as the sole brokers procuring this Amendment on behalf of Tenant (“Brokers”), and Landlord shall pay Brokers a commission therefor pursuant to a separate agreement among Brokers and Landlord. Landlord and Tenant each represent and warrant one to another that except for Broker, neither of them has employed or dealt with any broker, agent, or finder in connection with this Amendment. Landlord agrees to indemnify and hold Tenant harmless from any claim, or claim of or right to a lien relating to real estate broker liens, resulting from Landlord's acts or omissions for brokerage or other similar fees in connection with this Amendment and from and against all liabilities, costs, damages, and expenses that would result from any such claim in connection with this Amendment. Tenant agrees to indemnify and hold Landlord harmless from any claim, or claim of or right to a lien relating to real estate broker liens by an third party other than the Brokers, resulting from Tenant's acts or omissions for brokerage or other similar fees in connection with this Amendment and from and against all liabilities, costs, damages, and expenses that would result from any such claim in connection with this Amendment.
4.    Applicable Law. The laws of the Commonwealth of Pennsylvania shall govern the validity, performance and enforcement of this Amendment. The invalidity or unenforceability of any provision of this Amendment shall not affect or impair any other provision.
5.    Entire Agreement. The entire contract between the parties hereto is expressed herein and in the Lease, as previously amended, and it is expressly agreed that there is no other agreement, written or oral, between the parties hereto, except as herein expressly set forth, and it is further agreed that this Amendment shall not be amended, modified or changed in any manner whatsoever, or the terms hereof in any manner waived, altered or abated, except in writing signed by the parties hereto.
6.    Interpretation. In the event of any conflict between the provisions of the Lease, as previously amended, and the provisions of this Amendment, the provisions of this Amendment shall control. As amended hereby, all of the terms, covenants and conditions of the Lease as heretofore in effect shall remain in full force and effect after the date hereof and are hereby ratified and confirmed in all respects.

7.    Execution. This Amendment may be signed in counterparts, each of which shall be deemed an original, but all of which shall be deemed but one and the same instrument.
[Remainder of Page Left Intentionally Blank.]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.
LANDLORD:
THE NORTHWESTERN MUTUAL
LIFE INSURANCE COMPANY,
a Wisconsin corporation

By:	Northwestern Mutual Real Estate Investments, LLC,
a Delaware limited liability company,
its wholly-owned subsidiary and authorized             representative
By:     /s/ Thomas R. Spragg        _____
Name:     Thomas R. Spragg        _____
Title:     Sr. Director            _____
TENANT:
AESYNT INCORPORATED,
a Pennsylvania corporation
By:    /s/ Joseph B. Spears
Name:     Joseph B. Spears
Title:     President and CEO
SCHEDULE A
Landlord’s Approved Contractors

The Landlord’s current approved fire and life safety contractor as of the date of the Seventh Amendment is Grunau Fire Protection. Landlord reserves the right to change its approved fire and life safety contractor from time to time during the term of the lease.

SCHEDULE B
Contractor Insurance Requirements
General Contractors:
(a)    Tenant shall require any general contractor performing work on the Premises to carry and maintain, at no expense to Landlord, the following insurance policies and coverages:
(i)    Commercial General Liability insurance, including, but not limited to, bodily injury coverage, contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) general aggregate with respect to bodily injury, personal injury or death, and property damage.
(ii)     Business auto liability with limits not less than One Million Dollars ($1,000,000) each accident, combined single limit for bodily injury and property damage, on an “any auto” basis for any contractor or subcontractor owned, hired, leased and non-owned autos.
(iii)    Statutory workmen’s compensation in forms and amounts required by law and Employer's Liability insurance with limits of not less than Five Hundred Thousand Dollars ($500,000.00) bodily injury by accident – each employee, bodily injury by disease – policy limit, and bodily injury by disease – each employee.
Subcontractors:

(a)    Tenant shall require any subcontractor performing more than $10,000 or work on the Premises to carry and maintain, at no expense to Landlord, the following insurance policies and coverages:

(i)    Commercial General Liability insurance, including, but not limited to, bodily injury coverage, contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) per occurrence and One Million Dollars ($1,000,000) general aggregate with respect to bodily injury, personal injury or death, and property damage.
(ii)    Statutory workmen’s compensation in forms and amounts required by law.
General Requirements
(a)    All insurance policies obtained and required to be carried by Tenant’s contractors and subcontractors must satisfy the following requirements:
(i)    be issued by and binding upon an insurance company licensed or authorized to do business in the Commonwealth of Pennsylvania with an A.M. Best’s Rating of at least A-, VIII or better unless otherwise acceptable to Landlord; and
(ii)    all liability policies of insurance must contain endorsements naming Landlord and Landlord's property manager as additional insureds.
(b)    Tenant’s contractors and subcontractors are solely responsible for the payment of all of their insurance premiums. Evidence of insurance including endorsements, reasonably acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to the commencement of any work to be performed by the applicable contractor. The limits for insurance required by this Lease, or as carried by the Tenant and Tenant's contractors and subcontractors, shall not limit the liability of Tenant or Tenant's contractors and subcontractors or relieve them of any obligation hereunder.  Any deductibles selected by Tenant and Tenant's contractors and subcontractors shall be the sole responsibility of Tenant.
(c)    The insurance required hereunder may be provided through a blanket policy of insurance; provided, however, such blanket policy shall not diminish the amount of insurance that Tenant’s contractors and subcontractors are required to carry hereunder.

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